Exhibit 99.1

ECOtality Media: Kim Setliff kimberly@antennagroup.com (415) 977.1942	ECOtality Investor Relations: Kathy Price ecotality@tpg-ir.com (212) 481.2050

ECOtality Appoints

Brandon Hurlbut to Board of Directors

SAN FRANCISCO – July 9, 2013 – ECOtality, Inc. (NASDAQ:ECTY), a leader in clean electric transportation, today announced the appointment of Brandon Hurlbut, the former Chief of Staff for the U.S. Department of Energy (DOE), to its Board of Directors, effective July 5, 2013. Mr. Hurlbut is ECOtality’s seventh member of the Board and sixth independent director.

As the former Chief of Staff for the DOE, Mr. Hurlbut managed the department’s principal initiatives including oversight of the federal agency’s day-to-day operations, $27 billion budget and 115,000-person workforce. In addition, he led the transition team from Energy Secretary Chu to current Secretary Moniz before departing the DOE in June. Previously, Mr. Hurlbut served as the Deputy Chief of Staff for the DOE.

“Brandon is long-time advocate for promoting sustainable energy policies and solutions and we are excited to have him join our Board,” said Ravi Brar, CEO of ECOtality. “His knowledge of energy innovation, federal energy policies and legal acumen brings a welcomed and complimentary expertise to our distinguished Board of Directors. We look forward to Brandon’s contributions as we expand the Blink® Network and help to advance the prevalence of electric vehicles.”

Mr. Hurlbut began his career with the Obama Administration by working in the White House as the Deputy Director of Cabinet Affairs. There he served as the President's liaison to Department of Agriculture, Department of Transportation, Department of Interior, Environmental Protection Agency and Department of Energy. Before that, Mr. Hurlbut served on the Presidential Transition Team as senior personnel staff for the energy and environment cabinet agencies.

“During my service at the Department of Energy, I was committed to the President’s goal to accelerate electrification of our transportation sector,” said Mr. Hurlbut. “I was proud to support a DOE team that made substantial progress on that goal with programs such as “EV Everywhere’ and the battery innovation hub. I believe the future is bright for the electric vehicle industry where ECOtality is a leader. I am grateful to Ravi and the rest of the ECOtality board for the opportunity to continue my efforts to grow the EV industry and help them expand their business in this dynamic market.”

Mr. Hurlbut currently serves as a co-founder of Boundary Stone Partners, a newly launched business-advisory firm focused on capital markets, technology and policy, and as an advisor to DuSable Capital Management, a private-equity firm focused on energy and infrastructure opportunities. He received his JD from Georgetown University Law Center and has a bachelor’s degree in political science from the University of Illinois at Urbana-Champaign.

About ECOtality, Inc.

ECOtality, Inc. is a leader in clean, electric transportation technologies. The Company provides three primary product and service offerings: Blink, Minit-Charger and eTec Labs. ECOtality offers electric vehicle charging stations under the Blink brand and provides a turnkey network operating system for EV drivers, commercial businesses and utilities. Minit-Charger manufactures and distributes fast-charging systems for material handling and airport ground support vehicles. eTec Labs is a trusted research and testing resource for governments, automotive OEMs and utilities. For more information about ECOtality, Inc., please visit www.ecotality.com.

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The ECOtality, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=13434

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

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